EXHIBIT 99.1

Clean Harbors Names Michael Battles
SVP, Corporate Controller and Chief Accounting Officer

Experienced Senior Executive Most Recently
Served as CFO of PerkinElmer’s Human Health Business

Norwell, Mass. - September 26, 2013 - Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced the appointment of Michael Battles as Senior Vice President, Corporate Controller and Chief Accounting Officer. He succeeds John R. Beals, who plans to remain at the Company in a full-time capacity through mid-2014 as Senior Vice President, Finance to assist in the transition.

“Mike brings more than 20 years of strategic financial expertise to Clean Harbors,” said James M. Rutledge, the Company’s Vice Chairman, President and Chief Financial Officer. “His accounting and CFO experience, SEC reporting background and leadership skills make him a valuable addition to our senior management team. We look forward to tapping into his considerable talents.”

“In addition to welcoming Mike, I also want to acknowledge John’s significant contributions to our finance and accounting organization,” Rutledge said. “During his seven years with Clean Harbors, John has effectively overseen all of our accounting activities and played an important role in our financial reporting.  We are pleased that he will be working closely with Mike and remain a key member of the finance organization during a lengthy transition period.”

Prior to Clean Harbors, Mike spent 12 years in a variety of senior financial positions at PerkinElmer Inc. (NYSE: PKI), a global leader in human and environmental health. Most recently, he was Vice President and Chief Financial Officer of PerkinElmer’s Human Health business. He directed the financial planning across each of the business units within Human Health driving operating performance. Prior to his role in Human Health, he served as Chief Accounting Officer for several years and Acting Chief Financial Officer during a one-year search period.

Prior to PerkinElmer, Mike held several positions at Deloitte & Touche LLP from 1990 to 2001, including senior manager, accounting and auditing. He earned a Bachelor of Science in business administration with a concentration in accounting from the University of Vermont. He is a Certified Public Accountant.

About Clean Harbors

Clean Harbors (NYSE: CLH) is the leading provider of environmental, energy and industrial services throughout North America. The Company serves a diverse customer base, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies. Through its Safety-Kleen subsidiary, Clean Harbors also is a premier provider of used oil recycling and re-refining, parts washers and environmental services for the small quantity generator market.

Headquartered in Massachusetts, Clean Harbors has waste disposal facilities and service locations throughout the United States and Canada, as well as Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.